EXHIBIT D-19


                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES



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                                             :
In the Matter of the Verified Petition of    :   Docket No.
JERSEY CENTRAL POWER & LIGHT  COMPANY        :
Seeking a Specific Determination Allowing    :
Certain Nuclear Generating Assets To Be      :        VERIFIED PETITION
Eligible Facilities Pursuant to Section 32   :
of the Public Utility Holding Company Act    :
of 1935                                      :
---------------------------------------------:


TO THE HONORABLE BOARD OF PUBLIC UTILITIES:


          Petitioner, Jersey Central Power & Light Company (the "Company"), an electric public utility company of New Jersey subject to the regulatory jurisdiction of the Board of Public Utilities (the "Board"), and maintaining offices at 300 Madison Avenue, Morristown, New Jersey 07962-1911, in support of the above-captioned Verified Petition, respectfully shows:

          1. The Company is a New Jersey electric public utility engaged in the production, generation, purchase, transmission, distribution and sale of electric energy and related utility services to more than 1,000,000 residential, commercial and industrial customers located within 13 counties and 236 municipalities of the State of New Jersey.

          2. Copies of all correspondence and other communications relating to this proceeding should be addressed to:

                              MARC B. LASKY, ESQ.
                            ELIZABETH A. QUIRK, ESQ.
                            THELEN REID & PRIEST LLP
                          200 CAMPUS DRIVE, SUITE 210
                             FLORHAM PARK, NJ 07932

                                     - AND -

                              STEPHEN L. FELD, ESQ.
                                FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                                 AKRON, OH 44308

                                     - AND -

                              MICHAEL J. FILIPPONE
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                               300 MADISON AVENUE
                        MORRISTOWN, NEW JERSEY 07962-1911

          3. By this Verified Petition, the Company seeks a specific determination by the Board that allowing each of the following power plants and/or specified interests therein to be an "eligible facility" pursuant to
Section 32 of the Public Utility Holding Company Act of 1935 ("PUHCA") (1) will benefit consumers, (2) is in the public interest and (3) does not violate New Jersey law: the Beaver Valley Nuclear Power Plant Units 1 and 2 in Shippingport, Pennsylvania, the Davis-Besse Nuclear Power Plant in Oak Harbor, Ohio and the Perry Nuclear Power Plant in North Perry Village, Ohio (collectively, the "Transferring Assets").

                  4. The Company and its affiliates, The Cleveland Electric Illuminating Company ("CEI"), The Toledo Edison Company ("Toledo Edison"), Ohio Edison Company ("Ohio Edison"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively, the "FirstEnergy Operating Companies"), are electric public utilities and direct, wholly-owned subsidiaries of FirstEnergy Corp., a public utility holding company registered


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


under PUHCA ("FirstEnergy"). Additionally, Pennsylvania Power Company ("Penn Power") is a direct, wholly-owned electric public utility subsidiary of Ohio Edison. Penelec, Met-Ed and Penn Power provide electric service to customers within the Commonwealth of Pennsylvania and are subject to regulation by the Pennsylvania Public Utility Commission ("PaPUC"). CEI, Toledo Edison and Ohio Edison provide electric service to customers within the State of Ohio and are subject to regulation by the Public Utilities Commission of Ohio ("PUCO"). Penelec, as lessee of the property of the Waverly Electric Light & Power Company, also provides electric service to customers in the State of New York and is subject to regulation by the New York Public Service Commission.

          5. The FirstEnergy System desires to proceed with a series of intra system asset transfers at the conclusion of which FirstEnergy Nuclear Generation Corp., a newly-formed wholly-owned, direct or indirect subsidiary of FirstEnergy ("FE Nuclear"), will own the Transferring Assets./1/ These transactions are being undertaken in furtherance of one of the principal objectives of the restructuring plans of CEI, Toledo Edison, Ohio Edison and Penn Power (collectively, the "Transferring Utilities") that were approved by the PUCO and, in the case of Penn Power, by the PaPUC. Under the restructuring plans, over time generation assets that had been owned by the Transferring Utilities were to be separated from the regulated delivery business of the Transferring Utilities through transfer to a separate corporate entity. FirstEnergy Nuclear Operating Corp. currently operates and maintains the Transferring Assets. The contemplated transactions, together with the transfer of certain fossil generation assets


----------
1   The FirstEnergy System is also undertaking to transfer certain fossil generation assets to FirstEnergy Generation Corp. That transfer is the subject of a separate Verified Petition to be filed with the Board.


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


referred to in footnote 1, will essentially complete the divestiture plans by transferring the ownership interests in the Transferring Assets as well./2/

          6. The Transferring Utilities intend to transfer their respective interests in the Transferring Assets to FE Nuclear through a sale at net book value and/or a spin-off by way of dividend. The current ownership interests and other information with respect to the Transferring Assets is listed on Appendix A hereto.

          7. The Company and FirstEnergy desire that FE Nuclear qualify as an exempt wholesale generator ("EWG"), which will exempt FE Nuclear from all provisions of PUHCA. Under Section 32 of PUHCA, certain generators of electricity qualify for EWG status. EWGs must, in general, be engaged exclusively in the business of owning and/or operating "eligible facilities" and selling electricity at wholesale. The purposes of this and related statutory provisions adopted in the Energy Policy Act of 1992 ("EPAct") were to facilitate use of market forces instead of government regulation to advance security goals, to encourage investment in generation and to protect consumers. In EPAct, Congress amended PUHCA to make it easier to invest in EWGs in order to develop a competitive market for wholesale electric power.

          8. As noted, then, under Section 32(a) of PUHCA, the Transferring Assets must be found to be "eligible facilities" in order for FE Nuclear to be accorded EWG status with respect to the Transferring Assets. Specifically, that section defines an EWG as follows:

          any person determined by the Federal Energy Regulatory Commission to be engaged directly, or indirectly through one or more affiliates
          . . . , and exclusively in the business of owning or operating, or both owning and operating, all or part of one or more eligible facilities and selling electric energy at wholesale. . . .


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2    The interests that are being transferred do not include certain ownership interests in the plants that are currently subject to sale and leaseback arrangements.


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


15 U.S.C. P. 79z-5a(a) (emphasis added).

          9. Because rates for the electric energy produced by the Transferring Assets were in effect under, inter alia, Pennsylvania and Ohio law, as applicable, as of October 24, 1992 (the date of the enactment of Section 32 of PUHCA), in order for the Transferring Assets to be considered "eligible facilities" under PUHCA,

          (c) . . . every State commission having jurisdiction over any such rate or charge must make a specific determination that allowing such facility to be an eligible facility (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law; Provided, that in the case of such a rate or charge which is a rate or charge of an affiliate of a registered holding company:

                    (A) such determination with respect to the facility in
               question shall be required from every State commission having jurisdiction over the retail rates and charges of the affiliates of such registered holding company . . . .

15 U.S.C. P. 79z-5a(c).

          10. A petition will be filed with the Federal Energy Regulatory Commission seeking authorization for the contemplated transactions insofar as such transactions are subject to the jurisdiction of that agency. In accordance with Section 32(c) of PUHCA, as a Transferring Utility and an affiliate of the other Transferring Utilities and a subsidiary of FirstEnergy, the Company also must obtain from this Board a specific determination that allowing the Transferring Assets to be eligible facilities (1) will benefit New Jersey consumers, (2) is in the public interest and (3) does not violate New Jersey law. See 15 U.S.C. P. 79z-5a(c).


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


          11. The Company does not hold any ownership interest in the Transferring Assets, and no costs or expenses related to the Transferring Assets are currently reflected in the Company's rates.

          12. No market power concerns are raised by the contemplated transactions, because there will be no net change to the FirstEnergy System's existing owned generation resources (approximately 11,926 MW), and thus competition among electricity suppliers in the region will not be affected.

          13. Because all of the electricity available from the Transferring Assets is and will continue to be sold to FirstEnergy Solutions Corp., a power marketing affiliate of the Company, the contemplated transactions will not adversely affect either the availability or reliability of electric supply to the Company's customers or any other electricity customer.

          14. In addition, the transfer of the ownership of the Transferring Assets from regulated utilities to separate, competitive entities is consistent with the goals of the Electric Discount and Energy Competition Act ("EDECA") to "[p]lace greater reliance on competitive markets." ss.2(a)(2) of EDECA (N.J.S.A. 48:3-50).

          15. Allowing the Transferring Assets to be "eligible facilities" does not violate any New Jersey statute or Board regulation. If the Transferring Assets become "eligible facilities," thereby allowing FE Nuclear to be exempt from PUHCA regulation, the Board's objectives in transitioning to a competitive marketplace, as outlined in EDECA, will be advanced, consumers will benefit and the public interest will be served.

          16. The following Appendix is filed herewith:

Appendix A              Nuclear Plant Information


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


          WHEREFORE, the Petitioner respectfully urges that the Board make a specific determination that allowing the Transferring Assets to each be an eligible facility within the meaning of Section 32 of the Public Utility Holding Company Act of 1935 will benefit consumers, is in the public interest and does not violate New Jersey law.

                                       Respectfully submitted,

Dated: May 19, 2005                  THELEN REID & PRIEST LLP
                                       Attorneys for Petitioner,
                                       Jersey Central Power & Light
                                       Company

                                      By: /s/  Marc B. Lasky
                                          ------------------
                                               Marc B. Lasky
                                          200 Campus Drive, Suite 210
                                          Florham Park, NJ  07932
                                          (973) 660-4400


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


                                    AFFIDAVIT
                                       OF
                                  VERIFICATION


          MICHAEL J. FILIPPONE, being duly sworn upon his oath, deposes and says:

          1. I am Director of Rates and Regulatory Affairs - New Jersey for Jersey Central Power & Light Company, the Petitioner named in the above-captioned matter, and I am duly authorized by said Petitioner to make this Affidavit of Verification on its behalf.

          2. I have read the contents of the foregoing Verified Petition, and have reviewed the underlying documentation regarding the need for a specific determination by the Board of Public Utilities that allowing the Transferring Assets to be eligible facilities will benefit consumers, is in the public interest and does not violate New Jersey law. Based thereon, I hereby verify that the statements of fact and other information contained therein are true and correct to the best of my knowledge, information and belief.

                                       /s/  Michael J. Filippone
                                       -------------------------
                                       MICHAEL J. FILIPPONE


Sworn to and subscribed before
me this 18th day of May, 2005


/s/ Kathleen A. Thieme
----------------------


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
                     NUCLEAR POWER PLANTS TO BE TRANSFERRED

---------------------- ------------------------- --------- ---------------------

     PLANT                LOCATION                  MW         OWNERSHIP %
---------------------- ------------------------- --------- ---------------------

Beaver Valley 1        Shippingport, PA            821     Ohio Edison 35%
                                                           Penn Power 65%
---------------------- ------------------------- --------- ---------------------

Beaver Valley 2        Shippingport, PA            831     Ohio Edison 20.22%
                                                           Penn Power 13.74%
                                                           CEI 24.47%
                                                           Toledo Edison 1.65%
---------------------- ------------------------- --------- ---------------------

Davis-Besse            Oak Harbor, OH              883     CEI 51.38%
                                                           Toledo Edison 48.62%
---------------------- ------------------------- --------- ---------------------

Perry                  North Perry Village, OH    1,260    OES Nuclear* 17.42%
                                                           Penn Power 5.24%
                                                           Toledo Edison 19.91%
                                                           CEI 44.85%
---------------------- ------------------------- --------- ---------------------

* OES Nuclear is a wholly-owned subsidiary of Ohio Edison.


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